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                                                                     EXHIBIT 8.2

                         [Hunton & Williams Letterhead]

[_________ __], 2000

NUI Corporation
550 Route 202-206
P. O. Box 760
Bedminster, New Jersey  07921-0760

Virginia Gas Company
200 East Main Street
Abingdon, Virginia  24210

                         Merger of Virginia Gas Company
                           Into VGC Acquisition, Inc.
                       Certain Federal Income Tax Matters
                       ----------------------------------

Ladies and Gentlemen:

We have acted as counsel to NUI Corporation, formerly named NUI Holding Company ("NUI"), a New Jersey corporation, in connection with the proposed merger (the "Merger") of Virginia Gas Company ("Virginia Gas"), a Delaware corporation, into VGC Acquisition, Inc. ("Merger Subsidiary"), a Delaware corporation and wholly-owned subsidiary of NUI, pursuant to the Agreement and Plan of Reorganization by and among NUI; NUI Utilities, Inc., a wholly-owned subsidiary of NUI formerly named NUI Corporation ("NUI Utilities"); Merger Subsidiary; and Virginia Gas, dated as of June 13, 2000, and amended as of _________ __, 2000 (the "Agreement"). This opinion letter is delivered to you pursuant to Section 7.1(e) of the Agreement.

Virginia Gas' only class of stock outstanding is common stock. Virginia Gas also has outstanding options and warrants to purchase its common stock. Each outstanding share of Virginia Gas common stock (other than any shares held by
NUI) will be converted into NUI common stock having a market value of $4.00. If a Virginia Gas shareholder otherwise would be entitled to receive a fractional share of NUI common stock upon the exchange of shares of Virginia Gas common stock in the Merger, NUI will pay cash in lieu of the fractional share. Virginia Gas shareholders are not entitled to exercise dissenter's rights with respect to the Merger.
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                                                                 NUI Corporation
                                                            Virginia Gas Company
                                                             _____________, 2000
                                                                          Page 2

At the effective time of the Merger, each outstanding option to acquire Virginia Gas common stock having a $4.125 exercise price will be terminated and converted into the right to receive $1 in cash from NUI; all other options to acquire Virginia Gas common stock will be canceled without any payment. The warrants to acquire Virginia Gas common stock will be converted, in accordance with their terms, into warrants to acquire NUI common stock.

On July 12, 2000, Virginia Gas issued to NUI Capital Corp. ("Capital Corp."), then a wholly-owned subsidiary of NUI Utilities, a revolving credit note whereby Virginia Gas borrowed $5 million from Capital Corp., at an annual interest rate equal to LIBOR plus 3.0 percent. Virginia Gas used the proceeds of that $5 million loan to purchase land and other assets necessary for the construction of a gas pipeline and gas storage facilities. On September 11, 2000, Virginia Gas and Capital Corp. entered into an unsecured, unsubordinated $20 million Credit Facility (the "Credit Facility"). Amounts outstanding under the Credit Facility bear interest at an annual rate equal to LIBOR plus 3 percent. Interest is payable quarterly, and the entire outstanding principal amount is payable on the first to occur of (i) March 1, 2002 or (ii) the termination of the Agreement. In addition, if an event of default occurs under the Credit Facility (including the occurrence of certain events of default under Virginia Gas' other senior loan agreements), Capital Corp. may declare all outstanding principal and accrued interest immediately due and payable. Virginia Gas has paid off the earlier $5 million loan from Capital Corp. with funds borrowed under the Credit Facility. Except for the amount borrowed to pay the $5 million note, amounts borrowed under the Credit Facility may be used only to buy certain real estate located in Saltville, Virginia, and for the obligations of Virginia Gas related to certain pipeline and gas storage construction costs.

In connection with entering into the $5 million loan and the Credit Facility, Virginia Gas granted to Capital Corp. options to purchase an aggregate of 1,095,475 shares of Virginia Gas common stock. Those options are exercisable only if an event of default occurs under the Credit Facility or if the Agreement is terminated under circumstances in which NUI is not entitled to, or is entitled to but does not receive payment of, a termination fee. The options will terminate upon the earlier to occur of (i) the effective time of the Merger or
(ii) in the absence of any default under the Credit Facility, the termination of the Agreement under circumstances in which NUI is entitled to, and actually receives, a termination fee.

You have requested our opinion concerning certain federal income tax consequences of the Merger. In giving this opinion, we have reviewed the Agreement, the Form S-4 Registration Statement relating to the Merger filed under the Securities Act of 1933 (the "S-4"), the $5 million and $20 million notes between Virginia Gas and Capital Corp., the stock option agreements between Virginia Gas and Capital Corp., and such other documents as we have
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                                                                 NUI Corporation
                                                            Virginia Gas Company
                                                             _____________, 2000
                                                                          Page 3

considered necessary. In addition, we have been advised by appropriate officers of NUI and Virginia Gas as follows:

1. The fair market value of the NUI common stock (including any fractional share interest) received by a Virginia Gas shareholder in exchange for Virginia Gas common stock will be approximately equal to the fair market value of Virginia Gas common stock surrendered in the Merger.

2. None of the compensation received by any shareholder-employee of Virginia Gas in connection with the Merger will be separate consideration for, or allocable to, any shares of Virginia Gas common stock; none of the shares of NUI common stock received by any shareholder-employee in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

3. The payment of cash in lieu of fractional shares of NUI common stock is solely for the purpose of avoiding the expense and inconvenience to NUI of issuing fractional shares and does not represent separately bargained-for consideration.

4. No share of Virginia Gas common stock has been or will be redeemed directly or indirectly (including, without limitation, through a partnership) by Virginia Gas or acquired directly or indirectly (including, without limitation, through a partnership) by any subsidiary of Virginia Gas in anticipation of the Merger, and Virginia Gas has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Merger.

5. There is no plan or intention for NUI or any subsidiary of NUI to acquire directly or indirectly (including, without limitation, through a partnership) any of the NUI common stock issued in the Merger or to make any extraordinary distribution with respect to such stock.

6. Neither NUI nor any subsidiary of NUI (a) owns any shares of Virginia Gas common stock or (b) has acquired or will acquire directly or indirectly (including, without limitation, through a partnership) any shares of Virginia Gas common stock in anticipation of the Merger.

7. Neither NUI nor any subsidiary of NUI (a) has transferred or will transfer cash or other property to Virginia Gas or any subsidiary of Virginia Gas in anticipation of the Merger or (b) has made or will make any loan to Virginia Gas or any subsidiary of Virginia Gas in anticipation of the Merger, except for the loans made by Capital Corp. to Virginia Gas as described above.
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                                                                 NUI Corporation
                                                            Virginia Gas Company
                                                             _____________, 2000
                                                                          Page 4


8. Merger Subsidiary will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Virginia Gas immediately before the Merger. For this purpose, amounts paid by Virginia Gas (or by Merger Subsidiary as successor to Virginia
Gas) for expenses related to the Merger and any redemptions and distributions (except for regular, normal dividends) made by Virginia Gas in connection with the Merger are treated as assets held by Virginia Gas immediately before the Merger.

9. At the effective time of the Merger, the fair market value of Virginia Gas' assets will exceed the sum of Virginia Gas' liabilities plus the amount of liabilities, if any, to which its assets are subject.

10. Following the Merger, Merger Subsidiary will continue the historic business of Virginia Gas or use a significant portion of Virginia Gas' historic business assets in a business.

11. The liabilities of Virginia Gas that will be assumed by Merger Subsidiary and the liabilities, if any, to which the assets of Virginia Gas are subject were incurred by Virginia Gas in the ordinary course of business, except for the liabilities of Virginia Gas under the Credit Facility.

12. There is no indebtedness existing between (a) Virginia Gas or any subsidiary of Virginia Gas and (b) NUI, Merger Subsidiary or any other subsidiary of NUI, except for indebtedness under the Credit Facility.

13. Virginia Gas, Capital Corp., Merger Subsidiary, and NUI intend for the $5 million revolving credit loan and the loan(s) to Virginia Gas under the Credit Facility to constitute debt, and each of those parties has treated and will treat all such loans as debt, for federal income tax and financial accounting purposes.

14. Virginia Gas, Capital Corp., and NUI expected, when Virginia Gas and Capital Corp. entered into the Credit Facility, and currently expect that Virginia Gas (or Merger Subsidiary) will be able to repay that debt from its own funds (or from funds obtained from an unrelated lender) on the stated maturity date of March 1, 2002.

15. Before the effective time of the Merger, Capital Corp. will distribute to NUI (or, if Capital Corp. is still owned by NUI Utilities, will distribute to NUI Utilities, which will distribute to NUI) as a dividend all of Capital Corp.'s interest in the Credit Facility and related note. NUI will hold the note with no plan or intention to transfer it (or any interest in or under the Credit Facility) to any other person.

16. NUI (or NUI Utilities) has paid or will pay the expenses of NUI and Merger Subsidiary incurred in connection with the Merger, and Virginia Gas has paid or will pay its expenses
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                                                                 NUI Corporation
                                                            Virginia Gas Company
                                                             _____________, 2000
                                                                          Page 5

incurred in connection with the Merger, except that (a) expenses incurred in connection with printing and mailing the Joint Proxy Statement/Prospectus, expenses incurred in printing and filing the S-4, and HSR filing fees will be shared equally by NUI (or NUI Utilities) and Virginia Gas and (b) Merger Subsidiary may assume and pay any unpaid expenses of Virginia Gas that are solely and directly related to the Merger. Virginia Gas shareholders will pay their expenses, if any, incurred in connection with the Merger.

17. NUI owns, and immediately before and after the Merger will own, all the outstanding stock of Merger Subsidiary. There is no plan or intention for Merger Subsidiary to issue additional shares of its stock that would result in NUI's owning less than 80 percent of the total combined voting power of all classes of Merger Subsidiary's voting stock or less than 80 percent of each class of Merger Subsidiary's nonvoting stock.

18. There is no plan or intention (a) to liquidate Merger Subsidiary, (b) to merge Merger Subsidiary into another entity, (c) for NUI to sell or otherwise dispose of any stock of Merger Subsidiary, or (d) for Merger Subsidiary to sell or otherwise dispose of any of its assets, except for dispositions made by Merger Subsidiary in the ordinary course of business.

19. For each of NUI, Virginia Gas, and Merger Subsidiary, less than 50 percent of the fair market value of its adjusted total assets consists of stock and securities. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities and (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary.

20. No Virginia Gas shareholder is a foreign person for United States income tax purposes.

21. No shares of Virginia Gas common stock, if any, that were acquired in connection with the performance of services are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Internal Revenue Code of 1986, as amended (the "Code").

22. No outstanding Virginia Gas common stock acquired in connection with the performance of services was or will have been acquired within six months before the effective time of the Merger by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to an award (a) granted in a transaction that satisfies the requirements under S.E.C. Rule 16b-3 or (b) granted more than six months before the effective time of the Merger.
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                                                                 NUI Corporation
                                                            Virginia Gas Company
                                                             _____________, 2000
                                                                          Page 6

23. Since April 16, 1997, Virginia Gas has not distributed to its shareholders or security holders stock or securities of a controlled corporation in a transaction to which section 355(a) of the Code applies.

24. Virginia Gas has not filed, and holds no asset subject to, a consent pursuant to section 341(f) of the Code and regulations thereunder.

25. Virginia Gas is not a party to, and holds no asset subject to, a "safe harbor lease" under section 168(f)(8) of the Internal Revenue Code of 1954, before amendment by the Tax Reform Act of 1984, and regulations thereunder.

We assume that (a) the preceding enumerated statements are and will remain accurate, (b) the Merger will be consummated in accordance with the Agreement,
(c) both the $5 million revolving credit loan and the loan(s) under the Credit Facility from Capital Corp. to Virginia Gas constitute debt for federal income tax purposes, and (d) none of the options granted to Capital Corp. to acquire Virginia Gas common stock has been or will be exercised.

On the basis of the foregoing, we are of the opinion that (under existing law) for federal income tax purposes:

1. The Merger will be a reorganization within the meaning of section 368(a) of the Code, and NUI, Merger Subsidiary, and Virginia Gas each will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

2. Neither NUI nor Merger Subsidiary will recognize gain or loss on the acquisition by Merger Subsidiary of Virginia Gas' assets in exchange for NUI common stock and the assumption of Virginia Gas' liabilities.

3. Virginia Gas will not recognize gain or loss (a) on the transfer of its assets to Merger Subsidiary in exchange for NUI common stock and the assumption of Virginia Gas' liabilities or (b) on the constructive distribution of NUI common stock to Virginia Gas shareholders.

4. A Virginia Gas shareholder will not recognize gain or loss on the exchange of shares of Virginia Gas common stock solely for shares of NUI common stock (including any fractional share interest) in the Merger.

5. The aggregate basis of shares of NUI common stock (including any fractional share interest) received in the Merger by a Virginia Gas shareholder will be the same as the aggregate basis of the shares of Virginia Gas common stock exchanged therefor.
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                                                                 NUI Corporation
                                                            Virginia Gas Company
                                                             _____________, 2000
                                                                          Page 7

6. The holding period for shares of NUI common stock (including any fractional share interest) received in the Merger by a Virginia Gas shareholder will include the holding period for the shares of Virginia Gas common stock exchanged therefor, if such shares of Virginia Gas common stock are held as capital assets at the effective time of the Merger.

7. Cash received by a Virginia Gas shareholder in lieu of a fractional share of NUI common stock will be treated as having been received as full payment in exchange for such fractional share pursuant to section 302(a) of the Code. Accordingly, a Virginia Gas shareholder who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in the fractional share interest.

We are also of the opinion that the material federal income tax consequences of the Merger to Virginia Gas shareholders are fairly summarized in the S-4 under the headings "Summary of Proxy Statement Prospectus--Material Federal Income Tax Consequences" and "Proposal No. 1: The Merger--Material Federal Income Tax Consequences".

Except as set forth above, we express no opinion regarding any tax consequences of the Merger. This opinion may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent. We consent to the use of this opinion as an exhibit to the S-4 and to the references to this firm in the S-4 under the aforementioned headings. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                                 Very truly yours,